Exhibit 99.1

Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, MA 02421 tel: 781 541 7213 fax: 781 274 1270 www.syntapharma.com

Synta Outlines New Corporate Strategy

Strategy Aimed at Focusing Resources on Achieving
Value-Creating Milestones in 2015 and 2016

LEXINGTON, Mass.—(BUSINESS WIRE)—February 5, 2015— Synta Pharmaceuticals Corp. (NASDAQ: SNTA) today outlined a new corporate strategy aimed at focusing the Company’s resources on achieving key value creating milestones in 2015 and 2016, and transforming the organization into a leading oncology biopharmaceuticals company.

Synta’s core strengths in oncology research and development are exemplified by the discovery and rapid development of ganetespib, its Phase 3, novel, potent, small molecule inhibitor of Heat Shock Protein 90 (Hsp90), and its Hsp90 Drug Conjugate (HDC) platform, which includes a broad library of potential product candidates. As part of its new strategy, the Company will align its talent and resources around these core strengths, focusing on several key areas:

Maximizing the value of ganetespib for patients and shareholders

Synta will focus its clinical development activities on ganetespib. Ganetespib is in development for the treatment of a broad range of cancers, with its lead program in non-small cell lung cancer (NSCLC) in the company sponsored pivotal Phase 3 GALAXY-2 clinical trial. Interim analysis from this study is expected in the second half of 2015 and final analysis is expected in the first half of 2016. In addition, ganetespib is also in a Phase 3 clinical trial for acute myeloid leukemia (AML), and Phase 2 clinical trials for ovarian and breast cancer, each sponsored through cooperative groups. As part of its development plan for ganetespib, Synta is exploring certain biomarkers, which it expects may guide future development of the product, pending confirmation of their prognostic and predictive potential via results of ongoing studies.

Advancing candidates from our Hsp90 Drug Conjugate (HDC) platform into the clinic

Synta has initiated IND-enabling studies for its lead HDC drug candidate, STA-12-8666, with an expectation to file an Investigational New Drug (IND) application by the first quarter of 2016. STA-12-8666 is a conjugate of an Hsp90 inhibitor bound to SN-38, the active metabolite of irinotecan. STA-12-8666 has demonstrated significant activity in patient derived xenograft (PDX) models of pancreatic cancer and small cell lung cancer. STA-12-8666 also showed improved tolerability compared to irinotecan in preclinical models. In addition to STA-12-8666, Synta expects to identify one additional HDC drug candidate to nominate for preclinical development by the end of 2015.  Synta intends to continue pursuing partnerships and business development activities to advance other candidates within its HDC platform.

Optimizing our pipeline and research agenda

Synta performed a comprehensive review of the Company’s drug candidate portfolio, development programs and research agenda in order to optimize the allocation of its limited resources. This review has led to a rationalization of the Company’s portfolio and research activities, demonstrated by the divestiture of Synta’s IL-12/23 inhibitor program and its CRAC ion channel inhibitor program in 2014. As part of this effort, the company reduced its headcount in 2014 by a total of 20 people and reallocated resources to increase support of the ongoing ganetespib development program and HDC platform. Going forward, Synta intends to build its pipeline through a focused, internal research agenda, complemented by external partnerships and business development activities. To support the future pipeline development and research agenda, Synta has named Dr. Neil Spector, Sandra P. Coates Chair Breast Cancer Research, Duke University Medical Center, Scientific Advisor to the Company. Dr. Spector will retain his full-time faculty appointment and research/clinical responsibilities at Duke, while dedicating a percentage of his consulting time to Synta activities.

Adapting our structures to achieve our goals and strengthen our balance sheet

Synta is adapting its operating model to better suit its future strategy needs. Rather than focusing primarily on building internal capabilities across discovery, development and commercialization, this new model will reflect a leaner, more agile organization that leverages internal strategic capabilities with the expertise of external capabilities, as-needed.

As part of this change in Synta’s operating model, the company announced today a reduction in force of approximately 20%. Synta expects to realize cost savings from this downsizing in 2015. On a cumulative basis, headcount has been reduced from 133 at the beginning of 2014 to 90 today. The company will continue to seek productivity improvements and increased operating efficiencies as the new operating model for the organization is put in place. This will include a consolidation of Synta’s office and laboratory facilities in 2016.

Upcoming Milestones

The company plans to achieve the following key milestones by the end of 2016:

•                  Completion of interim analysis of GALAXY-2 in 2H 2015 with final analysis in 1H 2016

•                  Pending a successful outcome of GALAXY-2, filing of a New Drug Application (NDA) for ganetespib in NSCLC in 2016

•                  Submission of an IND for STA-12-8666 by Q1 2016

•                  Initiating IND enabling studies for an additional HDC drug candidate in 2016

Anne Whitaker, President and Chief Executive Officer of Synta, commented, “Our ambition is to bring to market novel cancer medicines to treat patients battling cancer by leveraging our internal strengths in oncology research, development and commercialization, as well as external relationships with academia, investigators, and partners. The next several quarters hold tremendous potential for bearing out the value of our pipeline. The structural changes we are making within our organization, while difficult decisions, are necessary to help us realize this potential. We are extremely grateful for the contributions of those who will be leaving the Company, and we all wish them much success in their future endeavors.”

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is an innovative, agile biopharmaceutical company focused on research, development and commercialization of novel oncology medicines that change cancer patients’ lives. Synta’s lead oncology drug candidate, ganetespib, a novel heat shock protein 90 (Hsp90) inhibitor, is currently being evaluated in several clinical trials including the pivotal GALAXY-2 Phase 3 trial in non-small cell lung cancer. Building on its extensive expertise in the science of Hsp90, Synta also has a novel proprietary Hsp90-Drug Conjugate (HDC) small molecule drug development program. IND enabling studies have commenced for the first clinical candidate from the HDC program, STA-12-8666, and preclinical evaluation of additional HDC candidates is ongoing. For more information, please visit www.syntapharma.com.

Safe Harbor Statement

This media release contains forward-looking statements about Synta Pharmaceuticals Corp. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “would”, “should”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “may”, “estimates”, “predicts”, “continues”, “projects”, or similar expressions intended to identify forward-looking statements. Such statements, including statements relating to (i) Synta’s expectation and plans relating to implementing a new corporate strategy, including the anticipation that the restructuring will result in cost savings to the company, (ii) Synta’s plan to file an IND for STA-12-8666 by Q1 2016 and initiating IND enabling studies for an additional HDC drug candidate in 2016, (iii) Synta’s expectation that interim analysis from GALAXY-2 is expected in the second half of 2015 and final analysis in the first half of 2016, (iv) Synta’s expectation that an NDA for ganetespib for NSCLC will be filed in 2016, (v) Synta’s plan to build a product development pipeline through a focused research agenda and (vi) Synta’s plans to identify additional productivity improvements and increased operating efficiencies, including plans to consolidate its office and laboratory facilities in 2016, all reflect Synta’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of our Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission. Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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Contacts:

Investors:

Synta Pharmaceuticals Corp.

Daniel Cole

781-541-7250
dcole@syntapharma.com

Argot Partners

Andrea Rabney

(212) 600-1494

andrea@argotpartners.com

Media:

Argot Partners

Eliza Schleifstein

(917) 763-8106

eliza@argotpartners.com